EXHIBIT 99.1

MiNK Therapeutics Reports Clinical and Strategic Milestones and Second Quarter 2025 Results

  Cash runway extended to deliver clinical program in GVHD and Ph2 results in 2L Gastric Cancer
  Department of Defense STTR Grant to advance INKTs in GVHD announced; program advancing
  New clinical grant awarded to launch AgenT-797 in GvHD clinical trial; target initiation 2H2025

NEW YORK, Aug. 14, 2025 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering allogeneic, off-the-shelf invariant natural killer T (iNKT) cell therapies, today announced financial results for the second quarter ended June 30, 2025, and provided a business update highlighting major clinical achievements, a strengthened balance sheet, and expanded funding to advance both oncology and immunology programs.

“In Q2, we demonstrated the power of our platform with high impact clinical results, publication of key clinical findings, and competitive, non-dilutive, federal funding,” said Jennifer Buell, Ph.D., President and Chief Executive Officer of MiNK Therapeutics. “Since quarter-end, we further strengthened our financial position that extends our runway beyond mid-2026. With our cash position, coupled with two separate non-dilutive grants for the clinical advancement of allo-INKTs in GvHD — we can achieve substantial clinical program advancements.”

Highlights from Q2 2025

  Durable Complete Remission in Metastatic Testicular Cancer: Nature’s Oncogene publication of a landmark case of a patient with treatment-refractory metastatic testicular cancer who achieved a durable complete remission following a single infusion of agenT-797 (allo-INKTs) in combination with checkpoint blockade. The patient remains disease-free more than two years post-treatment.
  Strengthened Balance Sheet: Increased cash reserves extending runway beyond mid-2026 to advance clinical programs.
  Department of Defense STTR Grant Awarded for GvHD: Competitive DOD STTR grant awarded to advance development of iNKTs for graft-versus-host disease (GvHD) prevention and treatment; program launched.
  NEW Clinical Grant Awarded for GvHD: Additional clinical competitive grant awarded to initiate a first-in-human clinical trial of iNKTs in GvHD, with trial initiation targeted in 2H2025.
  Progress in Phase 2 Gastric Cancer Study: Phase 2 trial of agenT-797 in second-line gastric cancer anticipated additional clinical readouts in 2025.
  Peer-Reviewed Review of iNKT Cell Therapy: A Frontiers in Immunology featured MiNK’s platform, highlighting iNKT cells’ can remodel the tumor microenvironment and overcome therapeutic resistance, showcasing CAR-iNKTs, such as MiNK-215 as a next-generation solution for solid tumors.

Financial Highlights

  Cash Position: MiNK ended Q2 2025 with approximately $1.6 million in cash and cash equivalents and subsequently raised $13 million through equity sales, providing expected runway into mid-2026.
  Net Loss: Net loss for Q2 2025 was $4.2 million, or $1.06 per share, compared to $2.7 million, or $0.73 per share for Q2 2024. For the first half of 2025, net loss was $7 million, or $1.76 per share compared to $6.5 million or $1.82 per share for the first half of 2024. Current period results reflect ongoing activity supporting our agent-797 programs and non-cash expenses including the impact of repricing of certain equity awards.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2025

Cash and cash equivalents	$1,682
Cash raised since quarter end	13,012

Other Financial Information
(in thousands)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Cash used in operations	$1,569	$2,291	$2,910	$4,833
Non-cash expenses	1,501	491	2,336	1,141
Net loss	4,237	2,702	7,004	6,515
Net loss per share	1.06	0.73	1.76	1.82

Conference Call and Webcast Information

MiNK will host a conference call and webcast on August 14, 2025, at 8:30 a.m. ET.

To access the live call, please dial (800) 715-9871 (U.S.) or (646) 307-1963 (International) and reference conference ID 1149380.

A live webcast and replay will be available in the Events & Presentations section of MiNK’s investor website at https://investor.minktherapeutics.com/events-and-presentations.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K, Form 10-Q. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact
917-362-1370 | investor@minktherapeutics.com
Media Contact
781-674-4422 | communications@minktherapeutics.com